Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Second Quarter Results for Fiscal 2006

Net income up 43 percent on 38 percent increase in revenue
versus second quarter last year

KALISPELL, MT – April 27, 2006 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its second fiscal quarter and six-month period ended March 31, 2006.

Second quarter revenue increased 38 percent to $63.8 million versus revenue of $46.3 million in the second quarter of 2005. Gross margin was 47 percent versus 52 percent in the comparable year-ago quarter. Net income advanced 43 percent to $3.6 million, or $0.11 per share, versus net income of $2.5 million, or $0.09 per share, in the second quarter last year. This quarter’s net income was impacted by an expense of $0.5 million, or $0.01 per share, associated with a patent infringement case.

Second quarter gross bookings were $56.8 million, while net bookings were $50.9 million. The difference is primarily attributable to order cancellations resulting from the closing of a customer’s 150-millimeter fab. Deferred revenue at the end of the period stood at $18.2 million and shipping backlog was $62.6 million, collectively resulting in a total revenue backlog of $80.8 million. Total shipments during the quarter were $63.1 million.

Larry Murphy, president and chief operating officer, said, “Our second quarter results included near-record performances for both revenue and product shipments. In addition, gross margins improved significantly from the 43 percent we reported in the most recent quarter, although they were below our targeted level of 50 percent.

“The margin shortfall resulted primarily from ongoing investments we are making to expand the customer base for our Raider product line. We believe this strategy is working, as we received orders from five first-time Raider customers during the quarter.”

Murphy added that follow-on orders from existing Raider customers are gaining momentum. “There are now two separate customers that have each purchased 15 Raiders since the product’s introduction three years ago. These follow-on orders and the feedback we are receiving from many of the world’s leading semiconductor manufacturers have given us confidence that demand for this line will continue to build.”

Murphy said the company has made important strides in Asia, which has been a key strategic market for the Company. “We received a second-quarter Raider order from a large customer in Singapore, which means Raiders will be employed at each of Asia’s four major foundries. These installations represent the cornerstone in our objective to significantly expand our Asian market share.”

Ray Thompson, chairman and CEO, said, “The Raider tools are proving to be exceptional workhorses in the fabs that have them deployed. As we would expect, their success is effectively expanding our market opportunities in both cleaning and plating. Semitool is directly influencing the industry’s capacity to handle the new complex materials that smaller, advanced chips are requiring.”

Thompson added, “Our near-record second quarter shipment levels came at the same time we were relocating our fabrication and machining operations to our new Birch Grove facility in Kalispell. This seamless transition has provided us with critical space at our headquarter facilities for final assembly and testing.”

Through six months, revenue increased 25 percent to $119.1 million from $95.2 million in the comparable period a year ago. Net income was $3.6 million, or $0.12 per share, versus $7.5 million, or $0.26 per share, at the six-month mark last year. Last year’s net income results benefited from the receipt of a $2.9 million, or $0.07 per share, payment related to a patent infringement settlement.

Cash, cash equivalents and marketable securities totaled $22.5 million at March 31, 2006, compared with $28.7 million at the end of this year’s first fiscal quarter. Total shareholders’ equity increased to $153.5 million versus $148.8 million at the end of the first quarter.

Guidance
Management expects third quarter revenue to be in the range of $59 million to $62 million, and third quarter earnings per share of between $0.05 and $0.07. Gross margins are expected to be in a range of 47 percent to 48 percent.

Conference Call Information
Semitool will host an investor conference call today at 6:00 p.m. Eastern. The call can be accessed by dialing 866-831-6247 (617-213-8856 for international callers) and entering the passcode 78655850. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 8 p.m. Eastern today, until 11:59 p.m. Eastern on April 29, 2006, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 13104029.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) ongoing investments we are making to expand the customer base for our Raider tools and the success of this strategy, (ii) the continued momentum of follow-on orders for our Raider tools and our belief that demand for these tools will continue to build and expand our market opportunities in both cleaning and plating, (iii) our objective to significantly expand our Asian market share and (iv) financial guidance for the third quarter of fiscal year 2006, including anticipated revenue, earnings per share and gross margins. Also, bookings, deferred revenue, backlog and shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2005. Many factors can adversely affect increased demand for our tools and market expansion, including the tools’ performance and general market conditions. Also, many factors can adversely affect gross margins and forecasted financial performance, including cancellations and push-backs, delays in customers’ on-site acceptance of our products and unanticipated costs. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the financial condition of our customers, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis as well as a number of other risk factors described in our Form 10-K. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales	$63,824	$46,336	$119,113	$95,158
Cost of sales	33,515	22,269	64,796	47,659

Gross profit	30,309	24,067	54,317	47,499

Operating expenses:
Selling, general and administrative	17,997	15,067	36,076	30,410
Research and development	6,295	5,021	12,062	9,268

Total operating expenses	24,292	20,088	48,138	39,678

Income from operations	6,017	3,979	6,179	7,821
Other income (expense), net	(458)	(265)	(522)	3,065

Income before income tax	5,559	3,714	5,657	10,886
Income tax provision	2,001	1,225	2,036	3,406

Net income	$3,558	$2,489	$3,621	$7,480

Earnings per share:
Basic	$0.11	$0.09	$0.12	$0.26

Diluted	$0.11	$0.09	$0.12	$0.26

Weighted average common shares:
Basic	31,849	28,706	30,433	28,694
Diluted	32,338	29,157	30,810	29,082

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$22,539	$6,557
Marketable securities	--	475
Trade receivables, net	62,087	42,165
Inventories	83,419	72,294
Prepaid expenses and other current assets	13,101	13,769

Total current assets	181,146	135,260
Property, plant and equipment, net	40,357	35,558
Other assets, net	9,683	7,862

Total assets	$231,186	$178,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$20,002	$19,153
Other current liabilities	50,265	32,487

Total current liabilities	70,267	51,640
Long-term liabilities	7,387	6,619

Total liabilities	77,654	58,259

Shareholders' equity:
Common stock	79,623	49,853
Retained earnings	74,684	71,063
Accumulated other comprehensive loss	(775)	(495)

Total shareholders' equity	153,532	120,421

Total liabilities and shareholders' equity	$231,186	$178,680